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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-32638 and 333-53042 on Form S-3 and Registration Statement Nos. 333-45969 and 333-56395 on Form S-8 of Bionutrics, Inc. (the "Company") of our report dated January 18, 2002, except for Notes 5 and 6, as to which the date is January 30, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K/A of Bionutrics, Inc. for the year ended October 31, 2001.





DELOITTE & TOUCHE LLP

Phoenix, Arizona
February 25, 2002